Exhibit 5.1

March 4, 2025

Edesa Biotech, Inc.
100 Spy Court

Markham, ON L3R 5H6

Canada

Dear Sirs/Mesdames:

Re:	Edesa Biotech, Inc. - Registration of Securities on Form S-3

We have acted as Canadian legal counsel to Edesa Biotech, Inc., a British Columbia corporation (the “Company”), in connection with the registration for resale (the “Resale”) by those selling shareholders identified in the prospectus constituting part of the registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of (i) 3,468,746 common shares of the Company without par value (the “Common Shares”), and (ii) 4,343,750 common shares (the “Conversion Shares”) issuable upon the conversion of 834 Series B-1 convertible preferred shares, stated value $10,000 per share (the “Preferred Shares”). The Common Shares and Preferred Shares were issued to the selling shareholders in a private placement completed on February 12, 2025.

We have reviewed, but not participated in the preparation of, the Registration Statement.

We have also examined originals or certified copies of such corporate records, documents, certificates and instruments as we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of originals or such latter documents. As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company, including a certificate of an officer of the Company, dated the date hereof, certifying certain factual matters including, among other things: (i) the certificate of continuation, notice of articles and articles of the Company; (ii) the incumbency of certain officers of the Company; and (iii) resolutions passed by the directors of the Company approving, among other things, the issuance of the Common Shares, the issuance of the Preferred Shares, and the authorization and issuance of the Conversion Shares issuable on conversion thereof, and the Registration Statement and the actions to be taken in connection with the Resale. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, including the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and, the validity and binding effect on all such parties.

In rendering our opinions set forth herein, we have also assumed that, at the time of any offer and sale of Securities (i) the Company has been duly organized and is validly existing and in good standing, and has the requisite legal status and legal capacity, under the laws of the Province of British Columbia; (ii) the Company has complied and will comply with the laws of all relevant jurisdictions in connection with the transactions contemplated by, and the performance of its obligations under, the Registration Statement; (iii) the Registration Statement and any amendments thereto (including any post-effective amendments thereto) has become effective under the Act; and (iv) that the Resale will occur in compliance with applicable U.S. federal and state securities laws and in the manner stated in the Registration Statement.

Based solely upon and subject to the foregoing, and subject to the assumptions, limitations, exceptions and qualifications stated herein, we are of the opinion that (i) the Common Shares have been, and (ii) the Conversion Shares will be, upon conversion of the Preferred Shares in accordance with their terms, with certificates representing such Conversion Shares having been duly executed, countersigned, registered and delivered or, if uncertificated, valid book-entry notations therefor having been made in the central securities register of the Company, validly issued, fully paid and non-assessable Common Shares in the capital of the Company.

The matters expressed in this letter are subject to and qualified and limited by (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, arrangement, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally; (ii) the effects of general equitable principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, whether enforcement is considered in a proceeding in equity or law; (iii) the discretion of the court before which any proceeding for enforcement may be brought; and (iv) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to the public policy. We express no opinion as to the sufficiency of any consideration paid or to be paid for any Common Shares, Preferred Shares, or Conversion Shares, or as to the actual receipt of such consideration.

We are qualified to practice law in the Province of British Columbia, and we do not purport to be experts on the law of any other jurisdiction other than the Province of British Columbia and the federal laws of Canada applicable therein. We do not express any opinion herein concerning any law other than the laws of the Province of British Columbia and the federal laws of Canada applicable therein. We express no opinion and make no representation with respect to the law of any other jurisdiction. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our firm name where it appears in the Prospectus under the caption “Legal Matters”. In giving this consent, we do not admit that we included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Yours truly,

/s/ FASKEN MARTINEAU DuMOULIN LLP